Exhibit 10.4
EMMIS COMMUNICATIONS CORPORATION
EMMIS OPERATING COMPANY
August 22, 2005
Randall D. Bongarten
c/o Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, IN 46202
Re: Amendment to Your Employment Agreement and Change in Control Severance Agreement
Dear Randy:
     This shall confirm our agreement to amend your employment agreement with Emmis Operating Company (the “Company”) dated March 1, 2003, as amended by a letter agreement dated May 13, 2005 (the “Amendment”) (such employment agreement as so amended, the “Employment Agreement”), and the Change in Control Severance Agreement between you and Emmis Communications Corporation dated August 11, 2003, as amended by the Amendment (as so amended, the “CIC Agreement”), upon terms and subject to the conditions set forth in this letter agreement.
     Except as set forth below, this letter agreement is effective upon execution by both you and the Company. This shall confirm that the parties have agreed as follows:
Amendments to the Employment Agreement
1.	The following language in the first sentence of Section 3.4 shall be deleted: “or any entity established in connection with a Separation Event (as defined below)”.

2.	The following language shall be added to the end of Section 6.3:
In the event of an assignment of this Agreement by the Employer pursuant to Section 15.5, the assignee may make any award required pursuant to this Section 6.3 to be made following such assignment in the form of cash or equity of the assignee, in the assignee’s sole discretion; provided that such award shall have a value at the time of grant no less than that of the last award made pursuant to this Section 6.3 by Emmis prior to such assignment

(such last award, “Final Pre-assignment Award”), and shall have vesting terms no less favorable to Executive than those of such award. For purposes of this Section 6.3, (i) the value of stock options granted to Executive in the Final Pre-assignment Award shall be determined using the same methodology (including assumptions) as that used by Emmis for valuing stock options in the financial statements (including the notes thereto) for its fiscal year immediately preceding the fiscal year in which the Final Pre-assignment Award was made and (ii) the value of restricted stock or restricted stock units granted to Executive in the Final Pre-assignment Award shall be the closing price of Emmis common stock on the trading day immediately preceding the day of grant of the Final Pre-assignment Award.
3.	The following language shall be added to the end of Section 15.5:
In addition to the foregoing, Employer may assign all or any portion of this Agreement to any entity, or parent or subsidiary of any entity, which purchases any or all of the television business of the Employer (whether by purchase of stock or assets). On and following an assignment of all or a portion of this Agreement pursuant to this Section 15.5, references to “Employer” or “Emmis” hereunder in respect of such assigned portion shall refer to such assignee.
4.	The following language shall be added to the end of Section 15.11:
In addition, the foregoing indemnification obligations shall remain a binding obligation of Emmis and its successors notwithstanding any assignment or assumption of this Agreement under Section 15.5 or otherwise; provided that in the event of any such assignment or assumption, Emmis shall have no indemnification obligation in respect of acts, or failures to act, on the part of Executive, or in respect of any other action or inaction by any other party, which, in either case, occurs following the effectiveness of such assignment or assumption.
Amendments to the CIC Agreement
5.	The first paragraph of Section 1(e) shall be amended to replace the portion of such paragraph beginning immediately following subclause (A) of clause (iii) with the following:
(B) the sale or other disposition of all or substantially all of the assets of the Company to any Person or Persons or (C) the sale or other disposition of all or substantially all of the television business of the Company (whether by purchase of stock or assets) to any Person or Persons (defined for purposes of this Agreement as one disposition, or a series of dispositions, of television stations following which the Company, either directly or indirectly, owns fewer than five television stations); (iv) the approval by the shareholders of the Company of a liquidation or dissolution of the Company; or (v) such other event(s) or circumstance(s) as are determined by the Board to constitute a Change in Control. Notwithstanding the foregoing provisions of this definition, a transaction or series of transactions which otherwise would constitute a Change in Control shall not be deemed to be a Change in Control with respect to the Executive, if such Executive is, by written agreement executed prior to the transaction or the last in a series of transactions otherwise constituting a Change in Control, a participant on such Executive’s own behalf in a transaction in which the Persons (or their Affiliates) with whom such Executive has such written agreement Acquire the Company (as defined below) or acquire any of the television business of the Company (whether by purchase of stock or assets) and, pursuant to the written agreement, the Executive has an equity or similar interest in the resulting entity or sold assets or a right to acquire such an equity or similar interest (a transaction described in this sentence hereafter referred to as a “Non-Qualifying Transaction”).
6.	Section 10(f) of the Amendment, which defines the term “substantially all of the television assets of the Company” for certain purposes of the CIC Agreement, is hereby deleted because such term is now defined, for all purposes of the CIC Agreement, as described in the new language added to Section 1(e) of the CIC Agreement by the preceding Item 5.

7.	Clause (viii) of Section 1(j) is amended to read in its entirety as follows:
the failure of the Company to obtain the assumption of this Agreement in connection with a Business Combination, as required by Section 9(b).
8.	The title of Section 4 is amended to read in its entirety: “Payments Upon Termination of Employment; Other Effects of Change of Control or Non-Qualifying Transaction”.
9.	In Section 4(a)(i), the word “and” immediately preceding clause (C) shall be deleted and new clauses (D) and (E) shall be added immediately following clause (C), to read as follows:
, (D) Executive’s Stock Bonus otherwise due on February 28, 2006 pursuant to Section 6.4 of the Employment Agreement, to the extent not previously paid, and (E) if the Qualifying Termination occurs after February 28, 2006, a pro rata portion of Executive’s Completion Bonus otherwise due on February 28, 2009 pursuant to Section 6.4 of the Employment Agreement equal to (1) the amount of such Completion Bonus multiplied by (2) a fraction, the numerator of which is the number of days after February 28, 2006 preceding the Date of Termination and the denominator of which is one thousand ninety-six (1,096); provided that in the event of a Qualifying Termination following an assignment of this Agreement by the Company pursuant to Section 9(b), the assignee may pay any amounts due pursuant to the preceding clauses (D) and (E) in the form of cash or equity of the assignee, in the assignee’s sole discretion; provided that such award shall have a value no less than if it had been paid in the form of shares of Emmis Communications Corporation common stock.
10.	The first sentence of Section 4(d) shall be revised in its entirety to read as follows:
In the event of a Change in Control or a Non-Qualifying Transaction, all options to purchase Company stock held by Executive (“Options”) and all shares of restricted Company stock held by the Executive (“Restricted Stock”) that are not fully vested shall become fully vested and, in the case of Options, exercisable as of a time established by the Board, at a time preceding the Change in Control or Non-Qualifying Transaction which allows Executive to cause the Restricted Stock, and the stock acquired through the exercise of Options, to participate, if applicable, in the Change in Control or Non-Qualifying Transaction.
11.	The last sentence of Section 4(d) shall be revised in its entirety to read as follows:
To the extent necessary to implement this Section 4(d), each stock option agreement reflecting the Options, and each restricted stock agreement reflecting the shares of Restricted Stock, and each plan relating to each such stock option agreement and restricted stock agreement, if any, shall be deemed amended which, for avoidance of doubt, shall remain obligations of Emmis.
12.	A new Section 4(e) shall be added, to read as follows:
(e) Stock Bonus; Incentive Compensation. In the event of a Non-Qualifying Transaction, if (i) Executive’s Employment Agreement is not assumed pursuant to Section 15.5 or otherwise and (ii) Executive resigns from the Company without Good Reason in order to work for the acquiror in such Non-Qualifying Transaction, the Company shall pay to Executive, to the extent not previously paid, (X) on or about February 28, 2006, the “Bonus Shares” described in Section 6.4 of the Employment Agreement between Emmis Operating Company and Executive, dated as of March 1, 2003 and as amended through August 22, 2005 (the “Employment Agreement”) (and, for purposes of clarity, not the “Completion Shares” described in such Section, as amended by the letter agreement to which Executive is a party, dated May 13, 2005)

or, in the Company’s sole and absolute discretion, the value of such Bonus Shares in accordance with the last sentence of such Section 6.4, and (Y) not later than thirty (30) days after the Date of Termination, in full satisfaction of Executive’s “Contract Year Bonus” (as defined in Section 6.2 of the Employment Agreement) in respect of the “Contract Year” (as defined in the Employment Agreement) ending February 28, 2006, an amount determined by the Compensation Committee of not less than $100,000.
13.	The following sentence shall be added at the end of Section 5(a):
Notwithstanding the foregoing, this Section 5(a) shall not apply to any payments or reimbursements in respect of attorney’s fees incurred by the Executive in accordance with Section 19 of the letter agreement between Company and Executive dated August 22, 2005; any Gross Up Payment owed by the Company in respect of such payments or reimbursements is described separately thereunder.
14.	Section 9(a) shall be revised in its entirety to read as follows:
This Agreement shall not be terminated by any (i) Change in Control, (ii) merger, consolidation, or statutory share exchange, (iii) sale of substantially all the assets or similar form of corporate transaction involving the Company or (iv) sale of all or a portion of the television business of the Company (whether by purchase of stock or assets) (a “Business Combination”).
15.	Section 9(b) shall be revised in its entirety to read as follows:
The Company agrees that in connection with any Business Combination, it (i) will assign and cause any successor entity to the entire Company or its business to assume this Agreement and all of the obligations of the Company hereunder and (ii) will, in connection with a sale or other disposition of all or any portion of the television business of the Company (whether by purchase of stock or assets) in which Executive immediately becomes employed with a purchasing entity (or a parent or subsidiary of a purchasing entity), assign and cause any such entity (or such a parent or subsidiary) to assume this Agreement and all of the obligations of the Company hereunder. On and following such an assignment, references to the “Company” hereunder shall refer to such assignee.
16.	Sections 10(d) and (e) of the Amendment are hereby deleted because the matters covered by such sections are now covered by Sections 9(a) and (b) of the CIC Agreement, as amended by the preceding Items 14 and 15.

17.	The first sentence of Section 11 shall be deleted in its entirety and shall be replaced with the following language:
The Company’s obligation to make any payments and provide any benefits pursuant to this Agreement and to otherwise perform its obligations hereunder shall be in lieu and in full settlement of all other obligations of the Company to Executive, except those obligations of the Company to the Executive which are required by law, or to which the Executive is entitled under the tax-qualified retirement plans and medical plans of the Company; provided, however, that if any other severance or employment agreement between Executive and the Company or any severance plan of the Company would provide Executive with a greater payment or more or longer benefits in respect of any particular item described hereunder (e.g., severance, welfare benefits), then Executive shall receive such particular item of payment and/or benefit pursuant to such other agreement or plan, in lieu of receiving that particular item pursuant to this Agreement.
18.	The following language shall be added to the end of Section 11:
Notwithstanding anything in this Agreement or in Executive’s Employment Agreement to the contrary, the Company shall have no obligation to award to Executive any grants of Options or Shares pursuant to Section 6.3 of Executive’s Employment Agreement following the cessation of Executive’s employment with the Company for any reason whatsoever following a Change in Control.
New Provisions Not Separately Amending the Employment Agreement or the CIC Agreement
19.	Attorney Fees. We shall pay or reimburse you (i) for all reasonable attorney fees incurred by you in connection with the negotiation and execution of this letter agreement, (ii) for all reasonable attorney fees incurred by you in connection with a proposal by you, or by a group of which you are a member, to acquire all or a portion of the television business of the Company (whether by purchase of stock or assets), provided that such acquisition does not occur, and (iii) on a grossed-up basis, for all income, employment and golden parachute excise taxes imposed on the payments and reimbursements described in the preceding clauses (i) and (ii); provided that (a) the golden parachute excise tax gross-up shall be computed in accordance with the procedures described in Section 5 of the CIC Agreement; (b) the maximum aggregate payments and reimbursements to you pursuant to the preceding clauses (i) and (ii) shall be $100,000; and (c) the maximum payments and reimbursements to you pursuant to this paragraph (including all gross-up payments) shall be $220,000.
20.	You and we hereby confirm that the Non-Disclosure Agreement dated June 20, 2005, to which you are party, including but not limited to Section 19 thereof, remains in full force and effect in accordance with its terms.

21.	You and we hereby confirm that Section 10 of the Employment Agreement shall survive any “Change in Control” (as defined in the Employment Agreement, as amended, and in the CIC Agreement, as amended) or “Business Combination” (as defined in the CIC Agreement, as amended).

Sincerely,
/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan, Chairman and
Chief Executive Officer, Emmis Operating Company and Emmis Communications Corporation

ACCEPTED AND AGREED:
/s/ Randall D. Bongarten
Randall D. Bongarten